UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3102 Shawnee Drive, Winchester, Virginia		22601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

American Woodmark Corporation

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS’ ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 30, 2013, the Compensation Committee of the Board of Directors of American Woodmark Corporation (the “Company”) approved amendments to the employment agreements for Chairman and CEO Kent B. Guichard, Senior Vice President and CFO Jonathan H. Wolk and Executive Vice President S. Cary Dunston that (i) eliminate “single-trigger” vesting of the outstanding equity awards held by each executive upon a change in control; and (ii) eliminate the tax gross-up for any excise tax owed by each executive on any golden parachute payments under Sections 280G and 4999 of the Internal Revenue Code triggered by a change in control.

In lieu of “single-trigger” vesting upon a change in control, vesting of these executives’ outstanding equity awards will be accelerated only if the executive’s employment is either terminated by the Company without cause or by the executive for good reason, in each case in anticipation of or following a change in control of the Company (i.e. “double-trigger” vesting). In lieu of receiving a tax gross-up, any golden parachute payments to these executives will be reduced until the excise tax no longer applies (unless the executive would be in a better net after-tax position after paying the excise tax, in which case the payments are not reduced, but the executive still would not receive any gross-up). At this meeting, the Committee also approved revised forms of stock option and service- and performance-based restricted stock unit (“RSU”) awards so that any future equity awards to the Company’s executive officers will provide for “double-trigger” vesting as well.

At the same meeting, the Compensation Committee also approved a new employment agreement for Senior Vice President Bradley S. Boyer with substantially the same terms and conditions as the employment agreements for Messrs. Wolk and Dunston (as amended as described above). Mr. Boyer’s employment agreement is for an initial 9-month term expiring December 31, 2013 and will be automatically extended for additional one-year periods, unless either party gives notice of nonrenewal on or before November 1. The agreement provides for an annual base salary of $262,500 and for participation in the Company’s annual bonus program with a bonus opportunity between 0% to 100% of Mr. Boyer’s base salary, as determined by the Compensation Committee. Mr. Boyer is entitled to 12 months of salary continuation and subsidized COBRA coverage if his employment is involuntarily terminated without cause. If his employment is terminated by the Company without cause within 3 months before or 12 months after a change in control of the Company, or if he terminates his employment for good reason within 12 months after a change in control, then in lieu of the salary continuation benefit described in the preceding sentence, Mr. Boyer is entitled to a lump-sum payment equal to two-times the sum of (i) the greater of his current base salary or highest base salary as in effect during the term of the agreement and (ii) the greater of his average annual bonus for the preceding three fiscal years or 60% of his maximum bonus opportunity for the year of termination. Mr. Boyer has agreed to abide by certain restrictive covenants, including a 12-month noncompete.

The amended and restated employment agreements with Messrs. Guichard, Wolk and Dunston, the new employment agreement with Mr. Boyer and the revised forms of stock option and service- and performance-based RSU awards are included as exhibits to this Form 8-K.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

10.1           Management Contract – Employment Agreement for Mr. Kent B. Guichard

10.2           Management Contract – Employment Agreement for Mr. Jonathan H. Wolk

10.3           Management Contract – Employment Agreement for Mr. S. Cary Dunston

10.4           Management Contract – Employment Agreement for Mr. Bradley S. Boyer

10.5   Form of Grant Letter used in connection with awards of stock option granted under the Company’s Amended and Restated 2004 Stock Incentive Plan for
     Employees

10.6   Form of Grant Letter used in connection with awards of service-based restricted stock units granted under the Company's Amended and Restated 2004
     Stock Incentive Plan for Employees

10.7   Form of Grant Letter used in connection with awards of performance-based restricted stock units granted under the Company's Amended and Restated
     2004 Stock Incentive Plan for Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION
(Registrant)

/s/ JONATHAN H. WOLK	/s/ KENT B. GUICHARD

Jonathan H. Wolk	Kent B. Guichard
Senior Vice President and Chief Financial Officer	Chairman & Chief Executive Officer

Date: June 5, 2013	Date: June 5, 2013
Signing on behalf of the registrant and as principal financial officer	Signing on behalf of the registrant and as principal executive officer